UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

IHEARTMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53354	26-0241222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2016, the Board of Directors of iHeartMedia, Inc. (the “Company”) adopted resolutions authorizing a Fourth Amended and Restated Certificate of Incorporation (the “New Charter”), and on December 12, 2016, the New Charter was approved by the written consent of the Company’s stockholders holding a majority of the votes entitled to be cast by all outstanding common stock of the Company.

The New Charter authorizes the issuance of 200,000,000 shares of a new class of non-voting Class D Common Stock, par value $0.001 per share (the “Class D Common Stock”). The shares of Class D Common Stock authorized by the New Charter may be issued without further approval from the Company’s stockholders. The New Charter also authorizes the issuance of 150,000,000 shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The Board of Directors shall have the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock, without any further approval from the Company’s stockholders.

The New Charter will become effective upon its filing with the Secretary of State of the State of Delaware, which is expected to occur on the twentieth (20th) calendar day following the mailing of an Information Statement on Schedule 14C to the Company’s stockholders. A copy of the New Charter is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Decision Regarding iHeartCommunications’ 5.50% Senior Notes due 2016

Clear Channel Holdings, Inc. (“CCH”), a wholly-owned subsidiary of iHeartCommunications, owns $57.1 million aggregate principal amount of iHeartCommunications’ 5.50% Senior Notes due 2016 (the “Senior Notes due 2016”). On December 9, 2016, a special committee of independent directors of the Company decided to not repay the $57.1 million principal amount of the Senior Notes due 2016 held by CCH when the notes mature on December 15, 2016. On December 12, 2016, iHeartCommunications informed CCH that it does not intend to repay the $57.1 million principal amount of the Senior Notes due 2016 held by CCH when the notes mature on December 15, 2016. CCH informed iHeartCommunications that, while it retains its right to exercise remedies under the indenture governing the Senior Notes due 2016 (the “Legacy Note Indenture”) in the future, it does not currently intend to, and it does not currently intend to request that the trustee, seek to collect principal amounts due or exercise or request enforcement of any remedy with respect to the nonpayment of such principal amount under the Legacy Notes Indenture. As a result, $57.1 million of the Senior Notes due 2016 will remain outstanding, and the granting of certain additional security interests to certain of iHeartCommunications’ lenders and the holders of iHeartCommunications’ priority guarantee notes will not occur. iHeartCommunications intends to repay in full the other $192.9 million of Senior Notes due 2016 held by other holders on December 15, 2016, and intends to continue to pay interest on the Senior Notes due 2016 held by CCH for so long as such notes continue to remain outstanding.

For as long as iHeartCommunications has at least $500 million of legacy notes outstanding, including the $57.1 million of Senior Notes due 2016 currently held by CCH, it will not have an obligation to grant certain additional security interests in favor of certain of its lenders and its priority guarantee note holders (or the holders of its legacy notes) under the “springing lien” described in the agreements governing that indebtedness, and the limitations existing with respect to the existing security interests will remain in place until up to 60 days following the date on which not more than $500 million aggregate principal amount of the legacy notes remain outstanding.

Texas Litigation

On December 12, 2016, iHeartCommunications initiated an action against the indenture trustees under the indentures governing iHeartCommunications’ priority guarantee notes and Citibank, N.A. as administrative agent under iHeartCommunications’ term loans, which is styled as iHeartCommunications, Inc., f/k/a Clear Channel Communications, Inc., et al. v. U.S. Bank National Association, et al., and an action against the indenture trustee under the Legacy Note Indenture, which is styled as iHeartCommunications, Inc., f/k/a Clear Channel Communications, Inc., et al. v. The Bank of New York, n/k/a The Bank of New York Mellon Corporation, in the District Court of Bexar County, Texas (the “Texas Court”). iHeartCommunications is seeking a declaration by the Texas Court that (i) the $57.1 million of Senior Notes due 2016 held by CCH are outstanding and will remain outstanding until they are canceled or repaid, and (ii) iHeartCommunications and the other plaintiffs will not be obligated to grant the “springing lien” to certain holders of iHeartCommunications’ debt and will not be obligated to do so unless and until 60 days after there is an additional repayment or cancellation of legacy notes such that the amount of legacy notes outstanding falls to $500 million or less.

On December 13, 2016, the Company issued a press release announcing the decision regarding the Senior Notes due 2016 and the Texas litigation. A copy of the press release is attached as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following documents are filed herewith:

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of iHeartMedia, Inc.

99.1	Press Release of iHeartMedia, Inc., dated December 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTMEDIA, INC.

Date: December 13, 2016	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of iHeartMedia, Inc.

99.1	Press Release of iHeartMedia, Inc., dated December 13, 2016.

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